Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement, between Internal Hydro International, Inc. (the "Company" or “Corporation”), and Craig A. Huffman (by name or “Officer”).

1. For good consideration for his selfless service with the Company and all he has done to secure the technology, and advance the technology through the business plan and his efforts, the Company employs the Craig A. Huffman as Chief Executive Officer and President on the following terms and conditions.

2. Term of Employment: Shall be 2 years from December 1, 2004.

3. Salary: The Company shall pay Craig A. Huffman a base salary commensurate with his  position of $96,000 per year, with enumerated other incentives, for his services, payable at regular payroll periods at his discretion. This base salary is subject to a ten percent (10%) incremental increase annually.

4. Benefits: The Company shall pay for related health insurance for him and his family and  life insurance in the amount of $2,000,000.00 payable to a beneficiary of his designation. Such benefits shall be declared upon his discretion, when financial conditions support benefits for other employees as well. The Company shall put into place an appropriate stock benefit plan for the Officer commensurate with his past and future performance in an amount equal or greater to his salary in value on a yearly basis. The Company, with the belief that his role and professional status as an attorney is beneficial to the Company, hereby agrees to pay all professional dues, any professional course related fees and expenses, and fees related to his role and profession as an attorney. This will include reasonable attorneys fees for his professional status and any attorneys’ fees related to his employment with the Corporation. As well the Company agrees to provide director and officers insurance, at the same time as made available to the Board. Until such time, the Company indemnifies the Officer for all actions related to his employment. The Company shall or reimburse all other expenses as reasonably related to his employment.

5.  Duties and Position: The Company hires Craig A. Huffman in the capacity of Chief Executive Officer and President. His duties, position, and powers flow from the Board and encompass all powers not regulated to the Board. The duties of Chief Executive Officer and President shall include the employment and terms of employment for all personnel. He shall be responsible for all corporate direction on the development, management, and marketing of the company. Responsibility for financial reporting, all administrative support, production, engineering, due diligence of potential mergers and acquisitions, and all other related corporate activities of all manner. He shall have the ability to delegate all responsibilities to appropriate parties, and employ those necessary to carry out his duties.

6. Status of Profession: The Employee will devote such time as possible to the Corporation during the run up of finances for the Corporation, and shall be able to practice law until such time as the Corporation shall have the financial resources to employ him with guaranteed funds, sufficient for one year of pay. At such time, which shall be at his determination, such funds shall be secured, with a one time transition payment of $10,000.00 for the closing of his law practice and related expenses. At such time he shall devote as close to full time to the corporation, with the allowance that he shall be allowed to practice law on a limited basis. In regard to employment by other entities that he shall be allowed to participate on a reasonable basis with other corporations, boards and entities so long as it is reasonable and would benefit the Corportation.

7. Confidentiality of Proprietary Information: Craig A. Huffman agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should he reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining him from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed.

8. Reimbursement of Expenses: The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

9. Vacation: The Employee shall be entitled to yearly vacation and personal time periods at  full pay at his discretion of the chief executive officer/President.

10. Military Leave and Activation: The Corporation recognizes that Craig A. Huffman has  been and will continue to be an Officer in the United States Army Reserve. The Corporation recognizes the value of this commitment to both the Country and the benefit to the Corporation due to his training, education, and experience, as well as the public relations and stock-holder benefits of such a position. In that regard, the Corporation agrees to the following:

A. Military Leave: Craig A. Huffman shall be allowed normal reserve duty  military leave with full pay, so long as not activated for more than thirty days in a row or called to active duty as provided under Federal Law.

B. Activation: Should Craig A. Huffman be given orders for active duty, the  Corporation recognizes that such event may occur given the current status of the Country and the Armed Forces.  If such occurs, the Corporation shall pay him one half pay or the difference between his active duty base pay and his full time pay with the Corporation. The Company shall pay for cellular and other communications devices so that he may remain in contact with the Company during such activation. He shall do his duties to the best of his abilities at such time. The Board at his suggestion, or with unanimous vote may appoint an interim acting President to act in his stead of activation poses a detriment to the Corporation.

11. Death Benefit: Should he die during the term of employment, the Company shall pay to his estate any compensation due through the contract, or within one year of the end of the contract period for one year.

12. Restriction on Post Employment Competition: For a period of three (3) years after the end of employment, he shall not control, consult to or be employed by any business similar to that conducted by the Company, either by soliciting any of its accounts or by operating within Corporation’s general trading area.

13. Effect of Prior Agreements: This agreement supersedes any prior agreement between the Company or any predecessor of the Company and Craig A. Huffman, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to his of a kind elsewhere provided and not expressly provided in this agreement.

14. Severability: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the parties (or any predecessor thereof) shall be deemed reinstated as if this agreement had not been executed.

15. Assumption of Agreement by Company's Successors and Assignees: The Company's rights and obligations under this agreement will inure to the benefit of Craig A. Huffman and be binding upon the Company's successors and assignees.

16. Oral Modifications Not Binding: This instrument is the entire agreement of the Company and the Officer. Oral changes shall have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

17. Termination: This agreement shall be non-terminable by the Corporation except for good cause, after determination by the full board. Upon resignation or termination of Craig A. Huffman, he shall be due and payable one years salary and benefits including all stock benefits then in place.

18. Venue: Any dispute of this contract shall be interpreted under Florida law. The parties agree to binding arbitration to be held in Tampa, Hillsborough County, Florida on any dispute of this contract.

Signed this _______________ day of November, 2004.

Craig A. Huffman CEO and President	Mark Pena Chairman of Board of Directors